Exhibit 23.3

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862 — (FAX) 202-467-6963

May 26, 2011

Board of Directors

Asheville Savings Bank, S.S.B.

11 Church Street

Asheville, North Carolina 28801

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Conversion, and amendments thereto, filed by Asheville Savings Bank, S.S.B. with the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by ASB Bancorp, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of ASB Bancorp, Inc.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.